SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):               December 31, 2002

    THE COAST DISTRIBUTION SYSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

                                Delaware
(State or Other Jurisdiction of Incorporation)

1-9511	94-2490990
(Commission File No.)	(IRS Employer Identification No.)

    350 Woodview Avenue, Morgan Hill, California 95037
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:                    (408) 782-6686

(Former Name or Former Address if Changed Since Last Report

ITEM 5.    OTHER EVENTS

Since 1999, The Coast Distribution System, Inc. (the “Company”) has been selling, under the brand name “Polar Aire,” to manufacturers of recreational vehicles (“RVs”), for installation on their RVs at the time of manufacture, and also to the Company’s aftermarket customers, a line of ventilation fans that were designed by and have been manufactured exclusively for the Company (the “Polar Aire Products”).

On December 31, 2002, the Company sold its rights to manufacture the Polar Aire Products and certain related assets (the “Polar Aire Assets”), including tooling and equipment used in the manufacture of and the Company’s inventory of Polar Aire Products, to SHURflo Pump Manufacturing Co (“Shurflo”). The Company received a purchase price for the assets sold to Shurflo of $1,260,000. Reference is hereby made to the Asset Purchase Agreement dated December 31, 2002 between the Company and Shurflo, a copy of which is attached hereto as Exhibit 10.1, for additional terms and conditions that are applicable to the sale of the Polar Aire Assets and the description of this transaction contained in this Report is qualified by reference to that Agreement.

In the future, the Company will be purchasing Polar Aire Products from Shurflo for resale to the Company’s aftermarket customers, consisting primarily of RV dealers and service centers. It will, however, no longer sell Polar Aire Products to manufacturers of RVs. Such sales have not been material to the Company’s revenues or operating results.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Financial Statements and Pro forma Financial Information.

None Required.

Exhibits.

Exhibit	Description

10.1	Asset Purchase Agreement dated December 31, 2002 between the Company and SHURflo Manufacturing Co., relating to the sale of the Polar Aire Assets.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ SANDRA A. KNELL
Sandra A. Knell
Chief Financial Officer

Dated: January 6, 2003

S-1

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Asset Purchase Agreement dated December 31, 2002 between the Company and SHURflo Manufacturing Co., relating to the sale of the Polar Aire Assets.

E-1